Exhibit 99.1

China Automotive Systems ANNOUNCES RECORD NET SALES
FOR THE 2014 FOURTH QUARTER AND FISCAL YEAR

WUHAN, China, March 26, 2015 -- China Automotive Systems, Inc. (“CAAS” or the “Company”) (NASDAQ: CAAS), a leading power steering components and systems supplier in China, today announced its unaudited financial results for the fourth quarter and the audited results for fiscal year ended December 31, 2014.

Fourth Quarter 2014 Highlights

•	Net sales increased by 4.7% to a record high of $135.3 million, compared to $129.2 million in the fourth quarter of 2013.

•	Gross profit increased by 7.1% to $24.0 million, compared to $22.4 million in the fourth quarter of 2013; gross margin rose to 17.7%, compared to 17.3% in the fourth quarter of 2013.

•	Income from operations was $9.3 million, compared to $8.6 million in the fourth quarter of 2013.

•	Net income attributable to parent company’s common shareholders was $9.0 million, or diluted earnings per share of $0.28, compared to net income attributable to parent company’s common shareholders of $7.2 million, or diluted earnings per share of $0.26.

Fiscal Year 2014 Highlights

•	Net sales increased by 12.4% to a record annual high of $466.8 million in 2014, compared to $415.2 million in 2013.

•	Gross profit increased by 14.2% to $87.5 million, compared with $76.6 million in 2013; gross margin was 18.7% in 2014, compared to 18.5% in 2013.

•	Operating income increased 21.0% and the operating margin was 9.5% in 2014, compared to 8.8% in 2013.

•	Diluted earnings per share attributable to parent company's shareholders were $1.15 in 2014, compared to diluted earnings per share attributable to parent company's shareholders of $0.95 in 2013.

•	Cash and cash equivalents and short-term investments were $109.5 million as of December 31, 2014, compared to $89.5 million as of December 31, 2013.

•	Net cash provided by operating activities was $45.7 million compared to $12.9 million in 2013.

Mr. Qizhou Wu, chief executive officer of CAAS, commented, "We are pleased to report record sales in 2014 as we further increased our leading market share of the Chinese steering market. In 2014, our 19.6% sales volume growth easily exceeded the 9.9% increase in passenger vehicles as reported by the China Association of Automobile Manufacturers ("CAAM"). Higher unit sales accounted for $49.4 million of our $51.6 million sales increase in 2014. The success of our self-developed electric power steering products, especially new models for mid-level passenger vehicles, helped propel sales growth. Our upgraded hydraulic steering products also found greater acceptance by customers. Our annual sales to Dongfeng Peugeot Citroen Automobile, Zhejiang Geely Holding Group and Shengyang Brilliance Jinbei Automobile, Co., Ltd. all increased in 2014. We especially enhanced our penetration of the multi-purpose vehicle ("MPV") market among joint-venture brands."

"Our sales to Fiat Chrysler North America continue to grow and our sales to Ford for its North American operations are progressing. Sales of our products in South America led us to begin to build an assembly plant in Brazil in 2014 to serve global OEMs, local branches of Chinese companies operating in South America and local automotive companies. We are financially stronger and better positioned to capture further market share in China and to penetrate deeper into foreign markets," Mr. Wu concluded.

Mr. Jie Li, chief financial officer of CAAS, commented, "We continued to generate strong cash flow from operations in 2014 through our growing sales in China and North America. Our financial strength provides flexibility to obtain the most advantageous financing to help grow our operations and achieve our global strategic objectives.”

Fourth Quarter of 2014

In the fourth quarter of 2014, net sales increased by 4.7% to $135.3 million, compared to $129.2 million in the same quarter of 2013. The net sales increase was mainly due to the growth of the Chinese passenger vehicle market and the strong growth in sales of mid-level electric power steering ("EPS") units in the fourth quarter of 2014.

Gross profit increased by 7.1% to $24.0 million in the fourth quarter of 2014, compared to $22.4 million in the fourth quarter of 2013. The gross margin was 17.7% in the fourth quarter of 2014, versus 17.3% in the fourth quarter of 2013. The increase in gross profit was primarily due to greater sales volume. The increase in gross margin was partially due to greater sales of more advanced EPS units with a higher gross margin, and a decrease in unit material costs associated with better economies of scale and lower component costs.

Selling expenses rose by 24.3% to $4.6 million in the fourth quarter of 2013, compared to $3.7 million in the fourth quarter of 2013. Selling expenses represented 3.4% of net sales in the fourth quarter of 2014 and 2.9% in the fourth quarter of 2013. The increase in selling expenses was primarily due to the growth of transportation and office expenses as a result of higher sales volume.

General and administrative expenses (“G&A expenses”) increased by 64.5% to $5.1 million in the fourth quarter of 2014, compared to $3.1 million in the same quarter of 2013. The increase in G&A expenses was primarily due to the lower base in the fourth quarter of 2013. The Company received reimbursement of legal expenses of $0.6 million by the Company’s insurance company in the fourth quarter of 2013, and depreciation and amortization expenses decreased mainly due to the continued usage of certain office equipment in the fourth quarter of 2013 that was fully depreciated at the beginning of 2013. G&A expenses represented 3.8% of net sales in the fourth quarter of 2014 and 2.4% in the fourth quarter of 2013.

Research and development expenses (“R&D expenses”) declined by 16.7% to $6.5 million from $7.8 million in the fourth quarter of 2013. The decrease in R&D expenses was mainly due to lower investment in the development and trial-production of the Company's new products as some models have reached commercial production, such as electric power steering (EPS) systems, and reduced external technical support fees. R&D expenses represented 4.8% of net sales in the fourth quarter of 2014, compared with 6.0% in the fourth quarter of 2013.

Operating income increased by 8.1% to $9.3 million in the fourth quarter of 2014, compared to $8.6 million in the same quarter of 2013. The increase was mainly due to the higher gross profit and net gain on other income in the fourth quarter of 2014, compared to the fourth quarter of 2013. As a percentage of net sales, the operating margin was 6.9% in the fourth quarter of 2014, compared to 6.6% in the fourth quarter of 2013.

Net financial income was $0.03 million in the fourth quarter of 2014, compared to net financial expenses of $0.05 million in the fourth quarter of 2013.

Income before income tax expenses and equity in earnings of affiliated companies was $9.9 million in the fourth quarter of 2014, compared to $9.2 million in the fourth quarter of 2013. The increase was mainly due to higher operating income of $0.7 million and a $0.4 million reduction in interest expenses.

Net income attributable to parent company’s common shareholders was $9.0 million in the fourth quarter of 2014, compared to net income attributable to parent company’s common shareholders of $7.2 million in the corresponding quarter of 2013. Diluted earnings per share were $0.28 in the fourth quarter of 2014, compared to diluted earnings per share of $0.26 in the fourth quarter of 2013. The weighted average number of diluted common shares outstanding was 32,139,697 in the fourth quarter of 2014, compared to 28,062,553 in the fourth quarter of 2013.

Fiscal Year 2014

Annual net sales increased by $51.6 million, or 12.4%, to $466.8 million in 2014, compared to $415.2 million in 2013. According to 2014 annual statistics from CAAM, the industry sales volume of passenger vehicles increased 9.9% compared to 2013. The Company’s sales volume of power steering gears for passenger vehicles increased due to higher sales of passenger vehicles in China. Higher sales volume represented a sales increase of $49.4 million. The Company's new products, including volume sales of EPS for mid-range cars, and quality improvements in some earlier power steering gears for MPV, resulted in increased market share in China, especially among the joint-venture brands’ auto customers.

Gross profit in 2014 increased by 14.2% to $87.5 million, from $76.6 million in 2013, mainly due to higher sales volume in 2014. Gross margin was 18.7% in 2014, compared to 18.5% in 2013, with the increase primarily due to greater sales of higher-margin products.

Gain on other sales mainly consisted of the net amount retained from the sales of materials, property, plant and equipment, land use rights and scraps. For the year ended December 31, 2014, gain on other sales amounted to $11.8 million, compared to $7.6 million for the year ended December 31, 2013. This gain represented an increase of $4.2 million, or 55.3%, which was mainly due to the Company’s sale of the remaining land use rights in 2014. The Company recognized a gain on the sale of land use rights of $7.5 million in 2014 and $4.1 million in 2013.

Selling expenses increased by 18.0% to $15.7 million in 2014 from $13.3 million in 2013, which was mainly due to higher transportation and office expenses related to the increase in unit volume. Selling expenses represented 3.4% and 3.2% of net sales in 2014 and 2013, respectively.

G&A expenses increased by $2.9 million, or 21.8%, to $16.2 million in 2014 from $13.3 million in 2013. Higher G&A expenses were primarily due to increased staff compensation and a rise in property taxes due to larger property holdings. G&A expenses represented 3.5% of net sales in 2014 compared to 3.2% in 2013.

R&D expenses increased by $2.1 million, or 10.0%, to $23.0 million in 2014 from $20.9 million in 2013, primarily due to the costs incurred with the Company’s further development of its EPS technology, improvement of machinery molds and higher staff compensation costs although external technical fees were reduced in 2014. At present, the Company developed and sold several types of EPS for small-engine cars. R&D expenses represented 4.9% of net sales in 2014, which was a decrease from 5.0% of net sales in 2013.

Operating income increased by 21.0% to $44.4 million in 2014 from $36.7 million in 2013. The increase is due to a 14.2% increase in gross profit and a higher gain on other sales for material scraps, fixed assets and land use rights.

The operating margin was 9.5% in 2014, compared to 8.8% in 2013.

Net financial income was $2.4 million in 2014, compared to net financial income of $2.0 million in 2013, due to an increase in interest income $0.2 million and a decrease in bank handling expenses of $0.1 million.

Income before income tax expenses and equity in earnings of affiliated companies was $46.1 million for 2014 compared with $38.2 million for 2013, an increase of $7.9 million, or 20.7%. This growth was mainly due to an increase in income from operations of $7.7 million.

Income tax expense was $6.8 million for 2014, compared to $5.5 million for 2013, representing an increase of $1.3 million, or 23.6%. This tax increase was mainly due to higher income before tax. The effective tax rate increased to 14.7% for the year ended December 31, 2014 from 14.4% for the year ended December 31, 2013. The increase was primarily due to an increase in income before tax of certain high effective tax rate subsidiaries. The Chinese government rewards high-tech companies with favorable tax rates.

Net income attributable to parent company’s common shareholders was $33.5 million in 2014, compared to $26.8 million in 2013. Diluted earnings per share were $1.15 in 2014, compared to $0.95 in 2013. The weighted average number of diluted common shares outstanding was 29,082,809 in 2014, compared to 28,056,144 in 2013.

As of December 31, 2014, total cash and cash equivalents and short-term investments were $109.5 million, compared to $89.5 million as of December 31, 2013. Working capital was $198.1 million as of December 31, 2014, compared to $179.3 million as of December 31, 2013. Total parent company stockholders' equity was $289.3 million as of December 31, 2014, compared to $226.7 million as of December 31, 2013.

Business Outlook

Management’s revenue growth rate target is 10% year-over-year growth for the fiscal year 2015. This target is based on the Company’s current views on operating and market conditions, which are subject to change.

Conference Call

Management will conduct a conference call on March 26th at 8:00 A.M. EDT/8:00 P.M., Beijing time to discuss these results. A question and answer session will follow management’s presentation.

To participate, please call the following numbers 10 minutes before the call start time and ask to be connected to the "China Automotive Systems" conference call:

Phone Number: +1-877-407-8031 (North America)

Phone Number: +1-201-689-8031 (International)

China Toll Free: 864-001-202-840

A telephone replay of the call will be available after the conclusion of the conference call through 11:59 P.M. EDT on June 26, 2015. The dial-in details for the replay are:

U.S. Toll Free Number +1-877-660-6853

International dial-in number +1-201-612-7415

Use Conference ID “13604254” to access the replay.

About China Automotive Systems, Inc.

Based in Hubei Province, the People's Republic of China, China Automotive Systems, Inc. is a leading supplier of power steering components and systems to the Chinese automotive industry, operating through its subsidiaries and Sino-foreign joint ventures. The Company offers a full range of steering system parts for passenger automobiles and commercial vehicles. The Company currently offers four separate series of power steering with an annual production capacity of over 5.0 million sets of steering gears, columns and steering hoses. Its customer base is comprised of leading auto manufacturers, such as China FAW Group, Corp., Dongfeng Auto Group Co., Ltd., BYD Auto Company Limited, Beiqi Foton Motor Co., Ltd. and Chery Automobile Co., Ltd. in China, and Fiat Chrysler North America. For more information, please visit: http://www.caasauto.com.

Forward-Looking Statements

This press release contains statements that are "forward-looking statements" as defined under the Private Securities Litigation Reform Act of 1995. Forward-looking statements represent our estimates and assumptions only as of the date of this press release. These forward-looking statements include statements regarding the qualitative and quantitative effects of the accounting errors, the periods involved, the nature of the Company's review and any anticipated conclusions of the Company or its management and other statements that are not historical facts. Our actual results may differ materially from the results described in or anticipated by our forward-looking statements due to certain risks and uncertainties. As a result, the Company's actual results could differ materially from those contained in these forward-looking statements due to a number of factors, including those described under the heading "Risk Factors" in the Company's Form 10-K annual report filed with the Securities and Exchange Commission on March 26, 2015, and in documents subsequently filed by the Company from time to time with the Securities and Exchange Commission. We expressly disclaim any duty to provide updates to any forward-looking statements made in this press release, whether as a result of new information, future events or otherwise.

For further information, please contact:

Jie Li

Chief Financial Officer

China Automotive Systems, Inc.

Email: jieli@chl.com.cn

Kevin Theiss

Investor Relations

Grayling

Tel: +1-646-284-9409

Email: kevin.theiss@grayling.com

(Tables Follow)

China Automotive Systems, Inc. and Subsidiaries

Consolidated Balance Sheets

(In thousands of USD, except share and per share amounts)

	December 31,
	2014	2013
ASSETS
Current assets:
Cash and cash equivalents	$68,505	$53,979
Pledged cash deposits	33,633	33,963
Short-term investments	41,017	35,510
Accounts and notes receivable, net - unrelated parties	282,348	267,639
Accounts and notes receivable, net - related parties	22,760	17,194
Advance payments and others - unrelated parties	2,124	3,156
Advance payments and others - related parties	741	866
Inventories	64,419	51,392
Assets held for sale	-	925
Current deferred tax assets	7,078	5,783
Total current assets	522,625	470,407
Non-current assets:
Property, plant and equipment, net	82,466	80,018
Intangible assets, net	3,419	686
Other receivables, net - unrelated parties	1,619	252
Other receivables, net - related parties	76	108
Advance payment for property, plant and equipment - unrelated parties	6,755	3,488
Advance payment for property, plant and equipment - related parties	2,085	2,097
Long-term investments	4,575	4,023
Goodwill	645	-
Non-current deferred tax assets	4,896	4,528
Total assets	$629,161	$565,607

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Bank loans	$43,988	$37,381
Accounts and notes payable - unrelated parties	213,090	198,419
Accounts and notes payable - related parties	4,857	4,634
Customer deposits	1,885	1,677
Accrued payroll and related costs	7,554	7,052
Accrued expenses and other payables	35,429	29,062
Accrued pension costs	5,586	4,626
Taxes payable	11,557	7,792
Amounts due to shareholders/directors	380	312
Current deferred tax liabilities	189	117
Total current liabilities	324,515	291,072
Long-term liabilities:
Advances payable	6,156	2,764
Non-current deferred tax liabilities	321	-
Total liabilities	330,992	293,836
Commitments and Contingencies
Stockholders’ Equity
Common stock, $0.0001 par value - Authorized - 80,000,000 shares Issued –32,338,302 and 28,260,302 shares at December 31, 2014 and 2013, respectively	3	3
Additional paid-in capital	64,522	39,565
Retained earnings-
Appropriated	10,178	10,048
Unappropriated	179,435	146,023
Accumulated other comprehensive income	36,119	32,061
Treasury stock –217,283 and 217,283 shares at December 31, 2014 and 2013, respectively	(1,000)	(1,000)
Total parent company stockholders’ equity	289,257	226,700
Non-controlling interests	8,912	45,071
Total stockholders’ equity	298,169	271,771
Total liabilities and stockholders’ equity	$629,161	$565,607

China Automotive Systems, Inc. and Subsidiaries

Consolidated Statements of Income

(In thousands of USD, except share and per share amounts)

	Year Ended December 31,
	2014	2013

Net product sales, including $50,442 and $37,453 to related parties for the years ended December 31, 2014 and 2013	$466,773	$415,158
Cost of products sold, including $23,506 and $25,916 purchased from related parties for the years ended December 31, 2014 and 2013	379,299	338,526
Gross profit	87,474	76,632
Net gain on other sales	11,821	7,555
Operating expenses:
Selling expenses	15,736	13,331
General and administrative expenses	16,161	13,253
Research and development expenses	22,966	20,885
Total operating expenses	54,863	47,469
Operating income	44,432	36,718
Other income, net	1,021	1,096
Interest expense	(1,788)	(1,569)
Financial income, net	2,416	1,996
Income before income tax expenses and equity in earnings of affiliated companies	46,081	38,241
Less: Income taxes	6,785	5,483
Add: Equity in earnings of affiliated companies	298	307
Net income	39,594	33,065
Net income attributable to noncontrolling interest	6,052	6,276
Net income attributable to parent company’s common shareholders	33,542	26,789

Net income attributable to parent company’s common shareholders per share –
Basic	$1.15	$0.96

Diluted	$1.15	$0.95

Weighted average number of common shares outstanding –
Basic	29,062,519	28,043,019
Diluted	29,082,809	28,056,144

China Automotive Systems, Inc. and Subsidiaries

Consolidated Statements of Comprehensive Income

(In thousands of USD unless otherwise indicated)

	Year Ended December 31,
	2014	2013

Net income	$39,594	$33,065
Other comprehensive income:
Foreign currency translation loss (gain)	(1,057)	7,411
Comprehensive income	38,537	40,476
Comprehensive income attributable to noncontrolling interest	5,680	7,524
Comprehensive income attributable to parent company	$32,857	$32,952

China Automotive Systems, Inc. and Subsidiaries

Consolidated Statements of Cash Flows

(In thousands of USD unless otherwise indicated)

	Year Ended December 31,
	2014	2013

Cash flows from operating activities:
Net income	$39,594	$33,065
Adjustments to reconcile net income to net cash provided by operating activities:
Stock-based compensation	193	194
Depreciation and amortization	15,523	14,587
Deferred income taxes	(1,684)	(1,471)
Inventory write downs	3,908	2,313
Provision for doubtful accounts	96	60
Equity in earnings of affiliated companies	(260)	(307)
Gain on disposal of fixed assets	(7,475)	(4,282)
Amortization of debt issue cost	-	57
Changes in operating assets and liabilities:
(Increase) decrease in:
Pledged cash deposits	195	(6,701)
Accounts and notes receivable	(18,712)	(54,820)
Advance payments and other	1,272	8
Inventories	(10,156)	(8,716)
Increase (decrease) in:
Accounts and notes payable	11,940	26,600
Customer deposits	207	787
Accrued payroll and related costs	526	1,403
Accrued expenses and other payables	2,057	5,335
Accrued pension costs	969	235
Taxes payable	4,231	1,994
Advances payable	3,273	2,535
Net cash provided by operating activities	45,697	12,876

Cash flows from investing activities:
Purchase of short-term investments	(46,419)	(46,492)
Proceeds from maturities of short-term investments	40,828	11,330
Dividends from investment under cost method	-	66
Decrease (increase) in other receivables	(43)	625
Cash received from property, plant and equipment sales	7,048	6,284
Cash paid to acquire property, plant and equipment	(18,038)	(14,708)
Cash paid to acquire intangible assets	(1,376)	(163)
Acquisition of Fujian Qiaolong, net of cash acquired	(2,976)	-
Investment under cost method	(817)	-
Net cash used in investing activities	(21,793)	(43,058)

Cash flows from financing activities:
Proceeds from government and bank loan	19,922	24,017
Repayment of bank loans	(15,501)	(28,359)
Dividends paid to the holders of the Company’s common stock	(4,291)	-
Dividends paid to the non-controlling interest holders of joint venture companies	(9,316)	(1,433)
Increase (decrease) in amounts due to shareholders/directors	69	(35)
Net cash provided by financing activities	(9,117)	(5,810)

Cash and cash equivalents affected by foreign currency	(261)	2,322
Net increase (decrease) in cash and cash equivalents	14,526	(33,670)
Cash and equivalents at beginning of year	53,979	87,649
Cash and equivalents at end of year	$68,505	$53,979

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